Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-237506) on Form S-8 of our report dated April 22, 2022, with respect to the consolidated financial statements of Fangdd Network Group Ltd. as of December 31, 2020 and 2021 and for each of the years in the three-year period ended December 31, 2021.

/s/ KPMG Huazhen LLP

Shenzhen, China
April 22, 2022